Exhibit 10(xiii)

AMENDMENT TO FORM OF EMPLOYMENT AGREEMENT WITH SPECIFIED

OFFICERS

Amendment to comply with Code Section 409A

WHEREAS, American Greetings Corporation (the “Corporation”) and certain specified employees and officers of the Corporation (individually, the “Employee”*), including, without limitation those identified on Attachment A, have each entered into employment agreements (each, an “Employment Agreement”) with the Corporation setting forth the terms and conditions of the Employee’s employment with the Corporation, the form of which is set forth on Attachment B;

WHEREAS, the Corporation desires to amend any such Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and rulings promulgated thereunder; and

WHEREAS, the Corporation previously delegated the authority to adopt amendments to any benefit plan or agreement of the Corporation to incorporate such changes as may be necessary to comply with law, including, without limitation, Code Section 409A, to certain specified officers, including the Senior Vice President of Human Resources; provided, that no such amendment shall result in a material increase in the liability or payment obligations of the Corporation without prior approval of the Compensation and Management Development Committee of the Board of Directors of the Corporation.

NOW, THEREFORE, this Amendment (the “Amendment”) shall amend each such Employment Agreement as set forth below:

1. Effective as of January 1, 2009, a new Section shall be added to the Employment Agreement to read as follows:

“Compliance with Code Section 409A. Notwithstanding the other provisions of the Employment Agreement entered into with the Corporation, all provisions of the Employment Agreement shall be construed and interpreted to comply with Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

(a)        Definitions. The terms used in the Employment Agreement shall have the following meaning:

(i)        “Separation from Service” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h).

(ii)       “Specified Employee” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(i).

(b)        Bonus. Any bonus or incentive compensation earned and payable to Employee under the Employment Agreement shall be paid no later than 2 1/2 months following the close of the Corporation’s fiscal year to which the bonus relates, or 2 1/2 months following the close of the calendar year in which such fiscal year ends, if later.

(c)        Delay of Payment for Specified Employees. Notwithstanding any provision of the Employment Agreement to the contrary, in the event the Employee is a Specified Employee as of the date of such Employee’s Separation from Service, any amounts that are subject to Code Section 409A that become payable upon the Employee’s Separation from Service shall be held for delayed payment and shall be distributed on or immediately after the date which is six months after the date of the Employee’s Separation from Service.

(d)        Separation from Service. Payments under the Employment Agreement that provide for payment upon the Employee’s termination of employment (or similarly used term) shall be amended to provide that no such payment shall be permitted unless such termination qualifies as a Separation from Service.

For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Employment Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Any amounts payable under the Employment Agreement solely on account of an involuntary separation from service within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum extent possible.

Payments made under the Employment Agreement, including payments made upon a Separation from Service over the severance period, shall be paid in equal installments in accordance with the Corporation’s normal payroll practices.

(e)        In-Kind Benefits. Any reimbursements or in-kind benefits shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the period of time specified in accordance with the Employment Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)        Amendment of Inconsistent Provisions. To the extent that any provision of the Employment Agreement is inconsistent with the requirements of Code Section 409A and the regulations and rulings promulgated thereunder, the Employment Agreement is hereby amended to delete such inconsistent provisions.”

2.        Except as otherwise provided herein, the Employment Agreement shall be unaffected by this Amendment.

IN WITNESS WHEREOF, the Corporation has adopted this Amendment on the date set forth below.

AMERICAN GREETINGS CORPORATION

By	/s/Brian McGrath
Brian McGrath, Senior Vice President of Human Resources

Date:	12-19-08

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The foregoing Amendment amends the employment agreements for the following officers, which agreements have been previously filed as exhibits by American Greetings Corporation:

    Joseph B. Cipollone

    Brian T. McGrath

    Stephen J. Smith

    Erwin Weiss

    Josef A. Mandelbaum

    Douglas Rommel

    Jeffery Weiss

    Zev Weiss

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